Exhibit 10(a)

CONFIDENTIAL OFFICER RESIGNATION
AGREEMENT AND GENERAL RELEASE

THIS CONFIDENTIAL OFFICER RESIGNATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is entered into by and between Denbury Resources Inc., a Delaware corporation (“DRI,” and together with its subsidiaries, collectively, the “Company”), and Bradford M. Kerr (“Kerr”), and is effective as of September 21, 2015 (the “Effective Date”), unless revoked by Kerr pursuant to, and in accordance with, Section 7(c).

W I T N E S S E T H:

WHEREAS, Kerr has been employed by DRI since June of 2014 and is currently serving as DRI’s Senior Vice President - Development, Technical and Innovation;

WHEREAS, DRI and Kerr have reached certain agreements as to the terms and conditions of Kerr’s resignation as an officer of the Company; and

WHEREAS, Kerr has been in a position of special responsibility and trust with the Company during his employment, with access to highly sensitive, valuable, confidential and proprietary information regarding, among other things, the Company’s methods of operations, current and future business plans and strategies, personnel and finances, and other confidential and/or non-public information of the Company;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, DRI and Kerr agree as follows:

1.Resignation as Officer. Kerr and DRI agree that effective as of the Effective Date, Kerr shall resign as (a) Senior Vice President - Development, Technical and Innovation of DRI and (b) an officer of all other DRI subsidiaries, and Kerr shall not thereafter serve the Company in an officer’s capacity or otherwise be an employee of the Company. In accordance with the terms of DRI’s Bylaws, Kerr agrees to provide a letter of resignation to DRI’s Secretary further evidencing his resignation as an officer as provided in this Section 1.

2.Special Compensation Benefits and Consideration. In exchange for, and in reliance on, the promises and covenants Kerr makes in this Agreement, and subject to the terms and conditions contained herein, including, without limitation, Section 16 hereof, the Company covenants and agrees to provide Kerr with the following special compensation, benefits and consideration (the “Resignation Benefits”):

(a)the total amount of $750,000.00 in cash (the “Severance Amount”), such Severance Amount to be paid to Kerr in twenty-four (24) equal semi-monthly installments of $31,250.00, commencing on the next regularly-scheduled Company payroll date following the Effective Date (provided, that, such date is subsequent to the expiration of the revocation period set forth in Section 7(c), and Kerr has not otherwise revoked this Agreement pursuant to, and in accordance with, such Section 7(c)), and continuing on a semi-monthly basis thereafter on each regularly scheduled Company payroll date until the full amount of the Severance Amount has been paid to Kerr; provided, that, on or immediately prior to the date on which any payment of the Severance Amount is to be made to Kerr or, if earlier, the date on which an amount is required to be included in the income of Kerr as a result of such payment, Kerr shall be required to pay to the Company, in cash, or the Company shall otherwise withhold from the payment of the Severance Amount to Kerr, the amount which the Company reasonably determines to be necessary in order for the Company to comply with applicable federal or state tax withholding and the collection of employment taxes.

(b)during the Continuation Period (as defined below), the applicable premium payment under COBRA, when due, for Kerr and his qualified beneficiaries for the cost of benefit continuation under the Company’s major medical benefit plan, dental plan and vision insurance program, but excluding coverage under the Company’s flexible spending account plan and other insurance or other benefits provided by the Company (“COBRA Benefits”) in which Kerr has enrolled for the 2015 plan year, as such COBRA Benefits change as permitted by COBRA, beginning on October 1, 2015 and continuing and ending on March 31, 2017 (the “Continuation Period”); provided, that, the payment of such premium(s) shall be subject to the Company’s compliance with applicable federal or state tax withholding and the collection of employment taxes; provided, further, that, if Kerr does not properly elect COBRA coverage in accordance with the applicable benefit plans, Kerr will not receive the COBRA Benefits. For purposes of clarity, the COBRA Benefits provided pursuant to this Section 2(b) will run concurrently with any period of COBRA coverage Kerr may be entitled to receive under applicable law and the applicable benefit plans, determined without regard to this Section 2(b).

The Company’s payment of the Resignation Benefits is subject to applicable federal, state, and local taxes and withholding, specifically including the withholding from any benefits payable under Sections 2(a) and 2(b). Without limitation of the foregoing, the Resignation Benefits provided under Section 2(b) shall also be reported as additional taxable compensation to Kerr, and Kerr shall be required to pay to the Company, in cash, or the Company shall otherwise withhold from the payment of such benefits to, or on behalf of, Kerr, the amount which the Company reasonably determines to be necessary in order for the Company to comply with applicable federal or state tax withholding and the collection of employment taxes.

(c)coaching and consulting services through Linkage, Inc. in a manner and frequency consistent with such services provided to Kerr during his employment with the Company; provided, however, that, any and all such services shall be for a continuous period of time commencing on the Effective Date (provided, further, that, Kerr has not otherwise revoked this Agreement pursuant to, and in accordance with, Section 7(c)), and shall be completed by, and no longer provided by the Company after, the date that is sixty (60) days following the Effective Date.

Notwithstanding anything to the contrary contained herein, no Resignation Benefits or any other amounts or benefits shall be due or otherwise payable, or commence or otherwise be provided, under this Agreement if this Agreement is revoked by Kerr pursuant to, and in accordance with, Section 7(c).

3.Equity Awards; Cash Awards. Those equity awards and cash awards, if any, to the extent held by Kerr immediately prior to the Effective Date shall be treated, governed and interpreted according to the terms of such awards, and, as applicable, of DRI’s equity compensation plans under which they have been issued, including the vesting provisions thereof, and otherwise in a manner consistent with Kerr no longer being an officer or employee of the Company. Kerr acknowledges, agrees and understands that any and all unvested awards granted to him previously by the Company lapsed and became void as of the Effective Date.

4.Non-Eligibility for Company Plans. Kerr acknowledges, agrees and understands that after the Effective Date Kerr will not be eligible to receive awards under DRI’s equity compensation plans made available to employees, nor will he be eligible to receive any severance benefits under the terms of any of DRI’s severance protection plans.

5.Kerr’s Non-Competition and Other Covenants and Agreements. In consideration of the special compensation, benefits and consideration received, or to be received, by Kerr, to which Kerr acknowledges he is not otherwise entitled, and the other agreements and consideration of DRI which are contained herein, Kerr agrees to the following covenants as reasonable and necessary for the protection of the Company’s business interests:

(a)Definitions:

“Competing Business” means any person or entity that competes with or would compete with or displace, or that engages in any other activities so similar in nature or purpose to those of the Company set forth below so as to compete with, or displace or attempt to compete with or displace (i) in those geographic areas where the Company currently has activities as of the Effective Date or where it anticipates doing future business as part of the Company’s business plans disclosed to or developed by or in consultation with Kerr prior to the Effective Date, any of the activities of the Company which involve or encompass the purchase, ownership or development of CO2, in natural, anthropogenic or any other form, CO2 pipelines, or the injection of CO2 into previously producing oil fields for the purpose of tertiary recovery of remaining oil, or (ii) in the Gulf Coast and Rocky Mountain regions where the Company currently has activities as of the Effective Date, the purchase, ownership or development of oil fields with remaining oil potentially recoverable through CO2 enhanced oil recovery operations.

“Covered Persons” means any person employed by the Company either as an employee, consultant or advisor as of the Effective Date, or hired by the Company prior to the Non-Competition Termination Date (as defined in Section 5(b) below).

(b)No Unfair Competition; Non-Solicitation Agreement. The parties agree that during the course of his employment, Kerr had access to, and the benefit of, the Company’s confidential information as more fully set forth in Section 5(g) herein. To protect the Company’s interest in its proprietary and confidential information, contacts and relationships, and as a material incentive for DRI to enter into this Agreement, as well as in exchange for the compensation specified herein, Kerr covenants and agrees that he will not, either directly or indirectly (whether personally or through another business, entity or person), for the period commencing on the Effective Date and ending on September 21, 2016 (the “Non-Competition Termination Date”):

(i)    work for, supervise, assist or participate in, a Competing Business in any capacity (as owner, employee, consultant, advisor, contractor, officer, director, lender, investor, agent, or otherwise) or otherwise engage in any Competing Business, or

(ii)    (1) recruit, solicit, or induce, (2) attempt to recruit, solicit or induce, or (3) encourage others to recruit, solicit or induce, any Covered Person to diminish, curtail, divert, or cancel its or their business relationship with, or employment by, the Company, specifically including providing, directly or indirectly, a reference to a recruiter, acquaintance or competitor that a Covered Person may be amenable to recruitment from a third party.

This Section 5(b) creates a narrowly tailored restraint of competition by Kerr in order to avoid unfair competition and irreparable harm to the Company and is not intended or to be construed as a general restraint from Kerr engaging in a lawful profession or a general covenant against competition in the oil and gas industry through the Non-Competition Termination Date. To this end, within the constraints of the preceding provisions of this Section 5(b), DRI agrees that this Section 5(b) will not prohibit Kerr’s work, engagement, or investment in the oil and gas industry (the “Activities”) so long as the Activities do not involve Kerr or entities, persons or groups for whom Kerr works, consults or invests (x) competing with or displacing the specified activities of the Company in those geographic areas or regions enumerated above in Section 5(a), or (y) using the Company’s data or non-public business plans disclosed or known to Kerr during his employment by the Company. Nothing in this Section 5 will prohibit the ownership of less than 10% of the publicly traded capital stock of an entity so long as this is not a controlling interest or mutual fund investment.

It is expressly understood and agreed that the Company and Kerr consider the restrictions contained in this Section 5(b) to be reasonable and necessary for the purposes of preserving and protecting the confidential information and other legitimate business interests of the Company; nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, over-broad as to geographic area or scope of activity, or otherwise unenforceable, the Company and Kerr intend for the restrictions herein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

(c)No Personal Use of Company Oil and Gas Resources. Kerr covenants and agrees that he will not utilize any Company oil and gas resources, including, but not limited to, maps, seismic information, feasibility studies, personnel, computers, software, books and records, or any other corporate assets, in connection with the Activities for his own account or the account of any entity, persons or groups for whom he works or consults or in which he invests.

(d)Cooperation and Assistance. In exchange for the compensation, covenants, and other good and valuable consideration provided by DRI herein, Kerr covenants and agrees that he will, until the Non-Competition Termination Date, (i) provide whatever cooperation and/or assistance is needed for any legal matters, proceedings or issues the Company may face, and (ii) cooperate with, and assist the Company and its employees in effecting, an orderly transition of all functions, duties and responsibilities of Kerr as an officer to one or more other employees of the Company, as the Company shall reasonably request. Additionally, Kerr agrees to provide such assistance in a professional manner, and in no event take any action that does, or could reasonably, create a conflict of interest between him and the Company, or that could subject either him or the Company to civil or criminal liability or is contrary to the policies or procedures of the Company.

(e)Non-disparagement. Kerr covenants and agrees that he will refrain from engaging in any conduct, verbal or otherwise, that would disparage or harm the reputation of DRI or its former and present parents, subsidiaries, and/or affiliates, along with its predecessors, successors and/or assigns, if any, as well as their respective former and present directors, officers, managers, general or limited partners, representatives, agents, employees and/or attorneys, if any, jointly and severally (collectively, the “DRI Released Parties”), and Kerr further covenants and agrees that he will not say anything of a disparaging nature about the operations, management, or performance of the DRI Released Parties. Such restricted conduct shall include, but not be limited to, any negative statements made orally or in writing by Kerr about any of the DRI Released Parties. DRI, on behalf of its Board of Directors and management (collectively, “DRI Management”), covenants and agrees that they will refrain from engaging in any conduct, verbal or otherwise, that would disparage or harm the reputation of Kerr. Such restricted conduct shall include, but not be limited to, any negative statements made orally or in writing by DRI Management about Kerr.

(f)Exceptions. Nothing in this Agreement shall prohibit Kerr from (i) providing testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law; provided, that, to the fullest extent permitted by law, Kerr agrees to notify the Company within three (3) days after receiving any request for testimony or information in response to a subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, or (ii) reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, and Kerr shall not be required to notify the Company that he has made any such reports or disclosures described in this clause (ii) except as otherwise provided by applicable law.

(g)Confidential Information and Property. Other than the Company-issued laptop, iPad and cell-phone which Kerr is currently using and entitled to retain (subject to the Company’s policies and procedures), Kerr covenants and agrees that he has returned, or within two (2) business days after the Effective Date will return, to the Company any and all Company property, equipment and other tangible items, including, without limitation, keys, building access cards and corporate credit cards, and any and all originals and/or copies of documents relating to the business of the Company or any of the other DRI Released Parties. Kerr further covenants and agrees (i) to not destroy, alter, erase, or otherwise change any software, data, or other information belonging to the DRI Released Parties, and (ii) that the Company may (A) withhold from the Resignation Benefits an amount equal to the value of Company property, equipment and tangible things Kerr fails to return, (B) withhold from the Resignation Benefits any monies Kerr owes the Company, including, but not limited to, charges to the Company corporate credit card for which Kerr did not submit a valid expense report, unused travel advances, salary draws, etc., and (C) withhold any and all Resignation Benefits which would otherwise be paid or made available to Kerr pursuant to this Agreement until such time as Kerr has fully complied with the terms of this Section 5(g). Kerr further covenants and agrees that he will not directly or indirectly disclose to anyone, or use for his own benefit or the benefit of anyone other than the Company, (x) this Agreement, its existence or terms (provided, that, the prohibition on disclosure provided in this clause (x) shall not apply to Kerr’s spouse (as applicable) or any professional advisors engaged by Kerr in connection with a review of this Agreement; provided, further, that, Kerr’s spouse (as applicable) and any such advisors are informed and agree to be bound by the prohibition on disclosure contained in this clause (x)), or (y) any confidential information that Kerr has received through his employment with the Company. “Confidential information” shall include any information that has been disclosed or made available to, or created by, Kerr, and which was at the time of disclosure, availability or creation confidential or proprietary to the Company, and involves or relates to the Company’s current and future business plans and strategies, methods of operations or operational techniques, financial, management and/or employee information, information regarding the Company’s practices and processes, or any other non-public information. Kerr further agrees that in the event it appears that he will be compelled by law or judicial process to disclose any such confidential information to avoid potential liability, he will notify the Company in writing immediately upon his receipt (and in no event less than twenty-four (24) hours after receipt) of a subpoena or other legal process. The obligations set forth in this Section 5(g) shall be in addition to any other confidentiality obligations that Kerr may have to the Company or any of the DRI Released Parties, and Kerr further acknowledges that the injury the DRI Released Parties will suffer in the event of Kerr’s breach of any covenant or agreement set forth in this Section 5(g) cannot be compensated by monetary damages alone, and Kerr therefore agrees that the DRI Released Parties, in addition to and without limiting any other remedies or otherwise, shall have the right to obtain any injunctive or equitable relief against Kerr without notice and without posting a bond.

6.General and Complete Release and Waiver by Parties. For and in consideration of the payments and benefits provided to be made under the provisions of Section 2 above, as well as the covenants and other consideration of DRI contained herein, the receipt and sufficiency of which are hereby acknowledged by Kerr, Kerr, on behalf of himself and his family, assigns, representatives, agents, and/or heirs, if any (collectively with Kerr, the “Kerr Parties”), hereby covenants not to sue and fully, finally and forever generally releases, acquits and forever discharges the DRI Released Parties, and/or any one of them, from any and all claims, demands, actions or liabilities of whatever kind or character, whether known or unknown, which the Kerr Parties, or any one of them, has or might claim to have against the DRI Released Parties, and/or any one of them, for any and all injuries, damages (actual or punitive), losses or attorneys’ fees, if any, incurred by any Kerr Party arising out of or in connection with any occurrence which transpired prior to the Effective Date, including, without limitation:

(a)All claims and causes of action arising under contract, tort, statute, or other common law, including, without limitation, breach of contract, fraud, fraudulent inducement, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, wrongful discharge, discrimination, retaliation, harassment, negligence, gross negligence, false imprisonment, assault and battery, conspiracy, intentional or negligent infliction of emotional distress, slander, libel, defamation, refusal to perform an illegal act and invasion of privacy.

(b)All claims and causes of action arising under any federal, state, or local law, regulation, or ordinance, including, without limitation, claims under the AGE DISCRIMINATION IN EMPLOYMENT ACT, as amended, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Americans With Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act as amended (except for vested benefits to which he is entitled), the Texas Commission on Human Rights Act, the Texas Labor Code, the Texas Government Code, as well as any claims for compensation of any nature whatsoever, employee benefits, vacation pay (except as otherwise provided by Company policy), expense reimbursement, consulting, equity awards, severance pay, pension or profit sharing benefits, health or welfare benefits, bonus compensation, commissions, deferred compensation or other remuneration, or employment benefits or compensation, except as specifically set forth in Section 2, “Special Compensation Benefits and Consideration”.

(c)All claims and causes of action for past or future loss of pay or benefits, expenses, damages for pain and suffering, mental anguish or emotional distress damages, liquidated damages, punitive damages, compensatory damages, injunctive relief, attorneys’ fees, interest, court costs, physical or mental injury, damage to reputation, and any other injury, loss, damage or expense or any other legal or equitable remedy of any kind whatsoever.

(d)All claims and causes of action arising out of or in any way connected with, directly or indirectly, Kerr’s employment with the Company, or any incident thereof, including, without limitation, (i) his treatment by the Company, (ii) the terms and conditions of his employment, (iii) the manner or amounts in which Kerr was paid or compensated by the Company, (iv) the separation of Kerr’s employment, and (v) this Agreement, including any claim that Kerr has been fraudulently induced to enter into this Agreement.

(e)All claims and causes of action of any kind or character which could have been alleged in any lawsuit or administrative charge, claim or proceeding that could have been filed against the DRI Released Parties (or any one of them) by any Kerr Party on its own behalf or on behalf of any other person.

Nothing in this Agreement will prevent Kerr from filing a charge or complaint with the Equal Employment Opportunity Commission or any other federal or state administrative agency, or participating in any investigation conducted by any federal or state administrative agency; provided, however, that, Kerr agrees that any right to personal legal or equitable relief he may have in connection with any such charge, complaint or investigation is hereby waived, forfeited and barred, except as otherwise expressly provided by law.

Kerr acknowledges and agrees that the compensation referenced in Section 2 above does not constitute monies to which he would otherwise be entitled as a result of his prior or current employment with the Company, and that these monies constitute fair and adequate compensation for the promises and covenants of Kerr set forth in this Agreement. Kerr agrees and acknowledges that no further amounts are due to him for cash compensation of any nature whatsoever, including salary, severance pay, performance cash or bonuses, or for equity awards, employee benefits, deferred compensation, commissions, vacation pay (except as may otherwise be provided by Company policy), pension, profit sharing benefits, health or welfare benefits, expense reimbursement (except as may be agreed to with respect to Kerr’s previous expenditure for tickets for future professional sporting events), consulting, outplacement services, attorneys’ fees, pay in lieu of notice, or for any other amounts, except as specifically set forth in Section 2, “Special Compensation Benefits and Consideration”.

DRI also agrees not to sue and fully, finally and forever generally releases, acquits and forever discharges Kerr from any and all claims, demands, actions or liabilities of whatever kind or character, known as of the Effective Date, which DRI might claim to have against Kerr for any and all injuries, damages (actual and punitive), losses, or attorneys’ fees, if any, incurred by DRI arising out of or in connection with any occurrence which transpired prior to the Effective Date.

7.Consultation with Attorney and Review Period.

(a)Kerr is advised, and acknowledges that he has been advised, to consult with an attorney prior to executing this Agreement concerning the meaning, import, and legal significance of this Agreement. Kerr acknowledges that he has read this Agreement, as signified by his signature below, and is voluntarily executing the same after, if sought, advice of counsel for the purposes and consideration herein expressed.

(b)Kerr affirms, acknowledges and agrees that (i) he has read and understands the terms of this Agreement, (ii) he is over the age of eighteen (18) years and is otherwise competent to execute this Agreement, (iii) he was given this Agreement on September 21, 2015, and has been given and provided the opportunity to consider and accept this Agreement until 5:00 p.m. (CST) on October 12, 2015 (a period of not less than twenty-one (21) days following the date Kerr was provided this Agreement) by signing it and returning it to James S. Matthews, Senior Vice President and General Counsel of DRI, at the address provided in Section 9 below, after which time it would have expired and be void if not received, (iv) any changes to this Agreement from the one that was initially presented on September 21, 2015 as a result of negotiation between him and the Company, whether material or immaterial, did not restart or extend the running of the applicable 21-day period of time in which he had to sign this Agreement, (v) he is entering into this Agreement knowingly and voluntarily and without any undue influence or pressures, (vi) this Agreement includes a release of any claim that Kerr may have under the Age Discrimination in Employment Act, and (vii) this Agreement represents and constitutes a full and final resolution of any and all claims, if any, which the Kerr Parties (or any one of them) may have against the DRI Released Parties (or any one of them).

(c)Kerr acknowledges that he shall be entitled to revoke this Agreement at any time prior to the expiration of seven (7) days after the date of execution of this Agreement by Kerr by providing written notice of such revocation to James S. Matthews, Senior Vice President and General Counsel of DRI, at the address provided in Section 9 below.

8.Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Texas.

9.Notice. Any notice, payment, demand or communication required or permitted to be given by this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to and signed for by the party or to any officer of the party to whom the same is directed, or if sent by registered or certified mail, return receipt requested, postage and charges prepaid, addressed to such party at the address set forth below or to such other address as shall have been furnished in writing by such party for whom the communication is intended. Any such notice shall be deemed to be given on the date so delivered.

Denbury Resources Inc.
5320 Legacy Drive
Plano, Texas 75024
Attention: James S. Matthews
SVP and General Counsel

Bradford M. Kerr
3701 Chimney Rock Drive
Flower Mound, Texas 75022

10.Severability. In the event that any one or more of the provisions contained in this Agreement is for any reason held to be unenforceable in any respect under the laws of any applicable State or of the United States of America, such unenforceability will not affect any other provision of this Agreement, but with respect only to the jurisdiction holding the provision to be unenforceable, this Agreement will then be construed as if such unenforceable provision or provisions had never been contained herein.

11.Entire Agreement. This Agreement constitutes the sole agreement between the parties and supersedes any and all other agreements, oral or written, relating to the subject matter covered by the Agreement, with the exception of (i) any indemnity agreement which may exist between DRI and Kerr, and which indemnity agreement shall remain in force subject to its terms and independent of this Agreement, and (ii) the terms of DRI’s equity compensation plans and the award agreements made thereunder which are not otherwise specifically addressed in this Agreement.

12.Waiver. Any waiver or breach of any of the terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions, or any other terms or conditions, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or any other provision hereof.

13.Assignment. This Agreement is personal to Kerr and the rights and interests of Kerr hereunder may not be sold, transferred, assigned or pledged.

14.Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors (including specifically any successor to DRI by merger, reorganization or otherwise).

15.Disputes.

(a)If any dispute arises under this Agreement arising out of, related to or in connection with, the payment of amounts provided hereunder to be paid by DRI to Kerr, the timing of such payments or their calculation, or questions regarding the breach of the terms hereof or any issue of arbitrability (a “Dispute”), and the Dispute cannot be settled through direct discussions by the parties within a reasonable amount of time, DRI and Kerr agree that such Disputes shall be referred to and finally resolved by confidential binding arbitration in accordance with the provisions of Exhibit A hereto. The award of the arbitrator will be the exclusive remedy of the parties for such Disputes.

(b)Notwithstanding Section 15(a), the parties acknowledge that money damages would not be a sufficient remedy for any breach of Section 5(b), (e), and/or (g) by Kerr. Therefore, the parties agree that the Company may resort to Texas state courts having equity jurisdiction in and for Collin County, Texas and the United States District Court for the Northern District of Texas, to enforce Sections 5(b), (e), and/or (g) of this Agreement by injunctive relief. Additionally, the parties agree that the Company may enforce Kerr’s promises made in Sections 5(b), (e), and/or (g) without posting a bond and without giving notice to the maximum extent permitted by law. Furthermore, in the event of a breach and/or threatened breach by Kerr, the Company shall be entitled to terminate any payments then owing to Kerr under this Agreement. The foregoing remedies shall not be deemed the exclusive remedies for a breach and/or threatened breach of Section 5(b), (e), and/or (g) of this Agreement, but shall be in addition to all remedies available at law or in equity to the Company, including, without limitation, the recovery of damages from Kerr.

(c)Jurisdiction and venue of any action relating to this Agreement or Kerr’s employment by the Company (subject to the provisions of Section 15(a) hereof) shall be in the federal or state courts sitting in, or having jurisdiction over, Plano, Collin County, Texas.

16.Consequences of Breach. Without limitation of the terms and provisions of this Agreement, including, without limitation, Section 6 hereof, Kerr (a) agrees that he will indemnify and hold each of the DRI Released Parties harmless from any loss, cost, damage, or expense (including attorneys’ fees, except as prohibited by law) incurred by any of them arising out of Kerr’s breach of any portion of this Agreement, (b) agrees and understands that the Company’s obligation to make any payments or to provide any benefits under this Agreement, and Kerr’s entitlement to and retention of any Resignation Benefits that the Company has agreed to provide him herein, is expressly conditioned upon Kerr’s ongoing fulfillment of his promises, covenants and obligations herein, and (c) agrees, to the extent permitted by law, to immediately return or repay the amounts he has received from the Company in connection with this Agreement in excess of $500.00 upon a finding or ruling by a court of competent jurisdiction that Kerr breached a provision of this Agreement. In the event DRI concludes or, in good faith, suspects that Kerr has breached this Agreement, no additional payments will be provided under this Agreement unless and until the Company is so ordered to make such payment by a court of competent jurisdiction.

17.No Admission. The parties agree that this Agreement does not constitute an admission of any kind by the Company, any DRI Released Party or Kerr.

18.Amendments. Any modification of this Agreement or additional obligation assumed by any party in connection with this Agreement shall be binding only if evidenced in writing signed by both parties to this Agreement or an authorized representative of each party. Additionally, this Agreement cannot be changed or terminated orally, but may be changed only through written addendum or amendment executed by both parties.

19.Remedies. In addition to the other remedies provided herein or by applicable law, any breach by Kerr of any of the terms and/or conditions contained in this Agreement shall give the Company the right to discontinue the performance of any unperformed duties and obligations under this Agreement to the extent permitted by applicable law. In the event Kerr breaches any term or condition of this Agreement, any delay by DRI to enforce this Agreement (or any term or condition hereof) shall not be deemed a waiver, acceptance, or acquiescence. Without limitation of any other provision of this Agreement, including, without limitation, Section 12 hereof, no waiver shall bind DRI unless supported by consideration, executed in writing, and delivered to Kerr by an authorized officer of DRI.

20.Counterparts; Signatures. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one Agreement; it being understood that the parties need not sign the same counterparts. The exchange of copies of this Agreement and of signature pages by facsimile transmission, by electronic mail in “portable document format” (“.pdf”') form, or by any other electronic means, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by any means shall be deemed to be their original signatures for all purposes.

21.Representations and Warranties. By executing this Agreement, Kerr acknowledges that he: (a) is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement, (b) has made his own investigation of the facts and is relying solely upon his own knowledge and, if applicable, the advice of his own legal counsel, (c) knowingly waives any claim that he was induced to enter into this Agreement by any misrepresentation or nondisclosure and any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown, (d) is entering into this Agreement freely and voluntarily, and (e) has carefully read and understands all of the provisions of this Agreement. The parties stipulate that the Company is relying upon these representations and warranties in entering into this Agreement. These representations and warranties shall survive the execution of this Agreement.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

THE UNDERSIGNED ACKNOWLEDGE THAT THEY HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT THEY UNDERSTAND ALL OF ITS TERMS, AND THAT THEY ARE ENTERING INTO IT VOLUNTARILY.

IN WITNESS WHEREOF, the parties hereto affixed their signatures hereunder as of the date set forth below their signature blocks, to be effective as of the Effective Date.

DENBURY RESOURCES INC.

By:	/s/ James S. Matthews
Name:	James S. Matthews
Title:	Senior Vice President and General Counsel

Date:	September 22, 2015

BRADFORD M. KERR

/s/ Bradford M. Kerr

Date:	September 22, 2015

[Signature Page]

EXHIBIT A

DISPUTE RESOLUTION PROCEDURES

1.Applicable Law/Arbitration. Venue for the arbitration provided under Section 15(a) of the Agreement shall be in Plano, Collin County, Texas. The parties waive their right to file a lawsuit in a court of law to prosecute any Dispute.

2.Negotiation. When a Dispute has arisen and negotiations have reached an impasse, either party may give the other party written notice of the Dispute. In the event such notice is given, the parties shall attempt to resolve the Dispute promptly by negotiation. Within ten (10) days after delivery of the notice, the receiving party shall submit to the other a written response. Thereafter, the parties shall promptly attempt to resolve the Dispute.

3.Confidentiality of Settlement Negotiations. All negotiations and proceedings pursuant to Section 2 above are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence and any additional confidentiality protections provided by applicable law.

4.Commencement of Arbitration. If the Dispute has not been resolved by negotiation within fifteen (15) days of the disputing party’s notice, or if the parties have failed to confer within fifteen (15) days after delivery of the notice, either party may then initiate arbitration by providing written notice of arbitration to the other party. In order to be valid, the notice shall contain a precise and complete statement of the Dispute. Within fifteen (15) days of receipt of the notice initiating arbitration, the receiving party shall respond by providing a written response which shall include its precise and complete response to the Dispute, and which includes any counter Dispute that the responding party may have.

5.Selection of Arbitrator. The arbitration shall be conducted and decided by a single neutral arbitrator that is mutually agreeable to the parties and knowledgeable and experienced in the type of matter that is the subject of the Dispute using the CPR (defined below) rules. Once selected, the arbitrator shall not have any ex parte communications with either party.

6.Arbitration Process. The arbitration hearing shall commence within a reasonable time after the selection of the arbitrator, as set by the arbitrator. The arbitrator shall allow the parties to engage in pre-hearing discovery, to include exchanging (i) requests for and production of relevant documents, (ii) up to fifteen (15) interrogatories, (iii) up to fifteen (15) requests for admissions, and producing for deposition and at the arbitration hearing, up to four (4) persons within each parties’ control. Any additional discovery shall only occur by agreement of the parties or as ordered by the arbitrator upon a finding of good cause. The arbitration shall be conducted under the rules of the CPR International Institute for Conflict Prevention & Resolution (“CPR”) in effect on the date of notice of the Dispute for dispute resolution rules for non-administered arbitration of business disputes. The parties may agree on such other rules to govern the arbitration that are not set out in this provision as they may mutually deem necessary.

7.Arbitration Decision. The arbitrator shall have the power to award interim relief, and to grant specific performance. The arbitrator may award interest at the “prime rate” as listed under “Market Data” in the Wall Street Journal on the date of any such award. Except as may be specifically limited elsewhere in this Exhibit A, the arbitrator’s decision may be based on such factors and evidence as the arbitrator deems fit.

8.Binding Arbitration Award. The award of the arbitrator shall be final, conclusive and binding. The award rendered by the arbitrator may be entered in any court having jurisdiction in respect thereof, including any court in which an injunction may have been sought.

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